Exhibit 99.2

MEDIA RELEASE
American Campus Communities Announces
Brian Nickel’s Planned Departure and Continuing Role as a Board Member
AUSTIN, Texas — November 5, 2009 — American Campus Communities Inc. (NYSE:ACC), one of the nation’s largest developers, owners and managers of high-quality student housing properties, today announced that Brian Nickel, the company’s senior executive vice president and chief investment officer, has resigned from this position, effective March 31, 2010, to explore entrepreneurial opportunities. Nickel will remain at the company through that time to assist in an orderly transition of his day-to-day responsibilities. Nickel will continue as a member of the board of directors. The company intends to have responsibilities for its investment activities handled by Executive Vice President Jamie Wilhelm and Senior Vice President William Talbot. Responsibilities for capital market strategies will continue to be led by Senior Vice President Daniel Perry.
“During his 14 years at American Campus, Brian has been a valued partner to me and has worked tirelessly to help this company pursue its vision,” said CEO Bill Bayless. “We truly understand Brian’s desire at this point in his career to explore entrepreneurial alternatives, and we are thrilled that we are able to retain his talent, passion and wisdom as a continuing member of our board of directors. We believe Brian has built and been supported by the most experienced and talented team in the industry and I am confident that the team will be able to continue the strong value creation and growth American Campus has delivered.”
“We are grateful for the significant role that Brian has played in American Campus’ extraordinary growth, particularly his work in connection with the acquisition of GMH Communities and the formation and growth of the American Campus Equity (ACE)™ program,” said R.D. Burck, chairman of the board. “We look forward to our continuing relationship with Brian.”
“I would like to express my sincere appreciation to my friends and colleagues at American Campus for the personal and professional relationships we have enjoyed over the years,” said Nickel. “My time at ACC has significantly shaped who I am and I am proud of what we have accomplished together. I’m confident of the company’s bright future and look forward to continuing those relationships and adding value as an ongoing board member.”
About American Campus Communities
American Campus Communities Inc. is one of the largest developers, owners and managers of high quality student housing communities in the United States. The company is a fully integrated, self managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds, with a minority interest in 21 joint venture properties containing approximately 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC’s total managed portfolio consists of 139 properties with approximately 88,600 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.
Contact:
American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000
Investor Relations